W. R. Berkley Corporation         Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
W. R. BERKLEY CORPORATION

The undersigned, being the Chief Executive Officer of W. R. BERKLEY CORPORATION, a corporation existing under the laws of the State of Delaware, hereby certifies that:

1.    The first paragraph of Article Fourth of the Restated Certificate of Incorporation of said corporation be and it hereby is amended to read as follows:

FOURTH:    The aggregate number of shares of capital stock of all classes which the Corporation shall have authority to issue is seven hundred fifty-five million (755,000,000) shares, of which seven hundred fifty million (750,000,000) shares are to be Common Stock of the par value of twenty cents ($.20) each, and five million (5,000,000) shares are to be Preferred Stock of the par value of ten cents ($.10) each.

2.    The amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, I have signed this certificate this 12th day of June, 2020.

/s/ W. Robert Berkley, Jr.
W. Robert Berkley, Jr.
Chief Executive Officer

Attest:

/s/ Philip S. Welt
Philip S. Welt, Secretary